8/6 Y Combinator: YT Title/ Description + Exec Social Reshares Channel: Robinhood YouTube Sarah, Vlad, and Shiv’s X/ LinkedIn Video: Here Title: Inside Y Combinator: Early Stage Investing and Robinhood Ventures Fund II Description What makes Y Combinator one of the most influential forces in early-stage company building? Sarah Pinto, Head of Robinhood Ventures, and Rich Aberman, Portfolio Manager for Robinhood Ventures Fund II, sit down with Y Combinator General Partners Aaron Epstein and Brad Flora to explore how YC works, what founders gain from the program, and what makes its community different. Robinhood Ventures Fund II is focused on early and growth stage private companies, including those in the YC ecosystem, and is designed to give everyday investors exposure to companies building what comes next. Learn more about Robinhood Ventures Fund II: https://robinhood.com/us/en/ventures/rvii DISCLOSURE ____________________________________________________________________________ ________ This presentation has been made available to you with the consent of Robinhood Ventures Fund II ("RVII"). RVII has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-297168) with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVII has filed with the SEC for more complete information about RVII and the offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained by contacting: Goldman Sachs & Co. LLC (Prospectus Dept, 200 West Street, New York, NY 10282; 1-866-471-2526; prospectus-ny@ny.email.gs.com); J.P. Morgan Securities LLC (c/o Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717; prospectus-eq_fi@jpmchase.com; postsalemanualrequests@broadridge.com); Citigroup (c/o Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717; 800-831-9146); Wells Filed pursuant to Rule 433 Registration File No. 333-297168 Free Writing Prospectus

Fargo Securities, LLC (608 2nd Avenue South, Minneapolis, MN 55402; 800-645-3751 option #5; WFScustomerservice@wellsfargo.com); or UBS Securities LLC (Equity Syndicate, 11 Madison Ave, New York, NY 10010; (888) 827-7275; ol-prospectus-request@ubs.com). Investors are advised to carefully consider the investment objectives, risks and charges and expenses of RVII before investing. This presentation shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. http://bit.ly/RHVFundII-Prospectus This presentation contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements in this presentation include, but are not limited to, statements about RVII's investment objectives and investment strategy. Actual results could differ materially. You should not place undue reliance on these forward-looking statements. RVII undertakes no obligation to update any forward-looking statements after the date of this presentation except as required by law. An investment in RVII is speculative and involves a high degree of risk, including possible loss of the entire investment. Aaron Epstein and Brad Flora (together, the “YC Presenters”) are not employed by or affiliated with Robinhood Markets, Inc., its subsidiaries, or any investment fund managed by such subsidiaries (collectively, “Robinhood”). Views are their own and do not necessarily reflect those of Robinhood. The YC Presenters have or may seek to invest in, or do business with, RVII or its portfolio companies. As a result, investors should be aware that the YC Presenters may have conflicts of interest that could affect the objectivity of this presentation. Statements of opinion and belief reflect management's views and assumptions, are subject to change, are not guarantees of future performance, and involve risks and uncertainties that may cause results to differ materially. Robinhood Ventures DE, LLC (“Robinhood Ventures” or “RHV") is investment adviser to RVII and a wholly owned subsidiary of Robinhood Markets, Inc. For additional important disclosures see: https://rbnhd.co/RVII-433disclosure _______________ Vlad’s X: Tweet 1: Tomorrow’s promising companies that could shape the next decade are still taking their first steps. This conversation goes inside Y Combinator and explores how founders build from the earliest stages, plus how Robinhood Ventures Fund II is helping expand access to that world. [link to YT video]

Tweet 2: The Robinhood Ventures II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Tweet 3: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus ____________________________________________________________________________ _______________________ Sarah’s X: What makes Y Combinator a powerful ecosystem for early-stage founders? I sat down with RichAberman and Y Combinator General Partners, Aaron Epstein, and Brad Flora to unpack how YC works, what makes its community special, and why we’re excited about its role in Robinhood Ventures Fund II. [link to YT video] Tweet 2: The Robinhood Ventures II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Tweet 2: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus Sarah’s LinkedIn: What makes Y Combinator a powerful ecosystem for early-stage founders? I sat down with RichAberman and Y Combinator General Partners, Aaron Epstein, and Brad Flora to unpack how YC works, what makes its community special, and why we’re excited about its role in Robinhood Ventures Fund II. [link to YT video] First comment: The Robinhood Ventures Fund II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure and bit.ly/RHVFundII-Prospectus ____________________________________________________________________________ _______________________ Shiv’s X: Tweet 1: Early-stage investing has historically been difficult for everyday investors to access and even harder to understand. This roundtable with leaders from Robinhood Ventures and Y Combinator offers a closer look at how Y Combinator works and how Robinhood Ventures Fund II is building a more accessible model. [Link YT Video]

Tweet 2: The Robinhood Ventures II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Tweet 3: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus Shiv’s LinkedIn: Early-stage investing has historically been difficult for everyday investors to access and even harder to understand. This roundtable with leaders from Robinhood Ventures and Y Combinator offers a closer look at how Y Combinator works and how Robinhood Ventures Fund II is building a more accessible model. [Link YT Video] First comment: The Robinhood Ventures Fund II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure and bit.ly/RHVFundII-Prospectus ____________________________________________________________________________ _______________________